Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, dated as of May 23, 2008 (the “Agreement”), by and among Aleris International, Inc. (the “Company”), Aurora Acquisition Holdings, Inc. (the “Parent”) and John J. Wasz (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of December 19, 2006 where the Company employed the Executive as the Company’s Executive Vice President and President, Rolled Products – North America;

WHEREAS, the Company and the Executive now desire to change the terms of the Employment Agreement so that the Executive will assume the position of Special Advisor to the Chief Executive Officer;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as a Special Advisor to the Chief Executive Officer of the Company and the Executive hereby accepts such position and agrees to continue to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). For the avoidance of doubt, from the date hereof until June 1, 2008, the Executive shall continue to exercise his present duties as Executive Vice President and President, Rolled Products North America. The Executive shall have such duties and responsibilities as may be assigned by the Chief Executive Officer of the Company from time to time, and will include, without limitation, special projects concerning the rolled products industry in North America and assistance with sales and customer relations in the rolled products business of the Company. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of the Company.

(b) In connection with the Executive’s employment by the Company under this Agreement, the Executive may work primarily from his residence in the Louisville, Kentucky area, except for such travel as the performance of the Executive’s duties may require.

(c) The Severance Agreement, dated as of August 30, 2005, by and between the Company and the Executive (the “Severance Agreement”) is hereby mutually terminated and of no further force and effect and the Executive hereby relinquishes and waives any and all rights thereunder.

2. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $400,000 per annum, (the “Base Salary”). The Base Salary will not be adjusted during the Employment Term

(b) In addition to the Base Salary, during the fiscal year ending December 31, 2008 only, , the Executive shall be eligible to participate in the annual incentive plan (the “AIP”) established and approved by the Board and, pursuant to the AIP, the Executive may earn an annual bonus (the “Annual Bonus”) in such fiscal year, with a target Annual Bonus of 75% of Base Salary (the “Target Bonus”) up to a maximum of 150% of Base Salary, based on the achievement of annual performance objectives as set forth in the AIP, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus. For purposes of the calculation of any such Annual Bonus award for fiscal year 2008, the Executive shall participate in the AIP as if he were a member of the Rolled Products North America business unit. The Executive agrees that he shall not be eligible for participation in, and will not earn an Annual Bonus under the AIP in the fiscal year ending December 31, 2009.

(c) The Company and the Executive shall amend and revise the Option agreements between them to provide that: (i) the Executive shall only vest in the Time-Based Options previously granted to the Executive through December 31, 2008, and any Time-Based Options that have not vested as of such date shall be forfeited on that date; (ii) the Executive hereby forfeits and releases any and all rights in the Performance Based Options previously granted to the Executive and agrees to so amend his option agreements.

(d) Any Options that have become vested and exercisable as of (or that become exercisable as a result of) the Date of Termination shall expire on the earlier of (i) one year after the Scheduled Termination Date; (ii) one year after the date the Executive’s employment is terminated for any reason other than Cause, death or Disability; (ii) one year after the date the Executive’s employment is terminated by reason of death or Disability; (iii) the commencement of business on the date the Executive’s employment is terminated for Cause; or (iv) the tenth anniversary of the grant date. All Options that are outstanding as of the tenth anniversary of the grant date will expire on such date. The Executive shall be permitted to exercise the vested portion of the Options through net-physical settlement (i.e., by delivery of Shares net of the number of Shares having a value equal to the applicable exercise price and applicable withholding taxes at the minimum statutory rate) if such exercise occurs after termination of the Executive’s employment pursuant to Sections 3(a) or 3(b), by the Company pursuant to Paragraph 3(d).

(e) During the Employment Period: (i) except as provided in the last sentence of this Section 2(f), the Executive and/or the Executive’s family, as the case may be, shall be entitled to participate in all employee benefit plans, practices, policies, programs and arrangements of the Company which are made available generally to other executive officers of the Company and/or their families, as the case may be, including, without limiting the Company’s right to terminate, modify or amend such plans in accordance with their terms or as provided in the immediately succeeding sentence, the Company’s benefits restoration program, life insurance, long-term disability and health plans and (ii) the Executive shall be entitled to the perquisites and other fringe benefits that are made available by the Company to its senior executives generally, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.

(f) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

3. Employment Period.

The Employment Period shall commence on June 1, 2008 and shall terminate on December 31, 2009 (the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) other than as a result of physical or mental illness or injury, the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates; (iii) the Executive’s willful and continued misconduct or gross negligence which is materially injurious to the Company or an affiliate of the Company; or (iv) the indictment by the Executive of, or a plea by the Executive of nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause pursuant to clause (iv) of this Section 3(c), the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder, provided that the Executive provides the Company with notice of his intent to terminate his employment at least 60 days in advance of the Date of Termination (as defined in Section 4(b) below).

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment , the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than 90 days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Payments.

(a) Without Cause. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive without Cause the Executive shall be entitled to the payments and benefits set forth in this Section 5(a):

(i) If the Executive’s employment is terminated prior to the Scheduled Termination Date, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”) and (B) (1) the Base Salary through the Scheduled Termination Date and (2) the Target Bonus for fiscal year 2008 if such bonus has not already been paid and irrespective of whether the Executive is employed on the applicable payment date for such bonus, with such sum to be paid in lump sum within 30 days following the Date of Termination; provided, however, that the Executive shall be required to repay the payments described in clause (B) (net of any taxes paid by the Executive or the Company on such payments) in the event the Executive receives, within 18 months after the Date of Termination, written notice from the Company that in the reasonable judgment of the Company, the Executive engaged or is engaging in any conduct that violates or otherwise fails to comply with his obligations under Sections 7 and 8 hereof, or in the event the Executive is convicted of, or pleads guilty to, a felony involving moral turpitude within the three year period following the Date of Termination for an act or omission committed during the Employment Period.

(ii) With respect to any termination of the Executive’s employment to which clause (i) of this Section 5(a) applies, for the period commencing on the day after Executive’s Date of Termination and concluding on the Scheduled Termination Date, the Company shall continue to provide medical benefits to Executive which are substantially similar to those provided generally to executive officers of the Company (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated (it being understood that the Company may provide such coverage by paying the Executive’s COBRA premiums, less any contribution required by the Executive); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, and the Company shall reimburse the Executive for any increased cost to provide the Executive with the benefits provided under the Company’s medical plan. The Executive shall promptly notify the Company of any changes in his medical benefits coverage.

(iii) The payments and benefits provided under this Section 5(a) are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. For the avoidance of doubt, upon a termination of the Employment Period without Cause, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this section. Except as provided in this Section 5(a), or pursuant to Section 2(c) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations to the Executive.

(b) Cause or Voluntarily by the Executive. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive the Company shall pay the Executive within thirty (30) days following the Date of

Termination the Accrued Benefits. Except as provided in this Section 5(b) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations to the Executive.

(c) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Accrued Benefits; and (ii) any Annual Bonus earned by the Executive in respect of the Company’s 2008 fiscal year ending immediately prior to the Date of Termination but not yet paid. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations to the Executive.

6. Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses; provided, that, if the Executive prevails on any material issue in any action, the Company shall reimburse the Executive any reasonable legal fees and expenses incurred.

(b) The Executive will be entitled to indemnification on the same terms as indemnification is made available by the Company to its other senior executives, whether through the Company’s bylaws, the Merger Agreement or otherwise.

(c) Executive agrees that he shall no longer be an executive officer of the Company effective on the date hereof. Nevertheless, during the Employment Period, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

7. Non-Solicitation.

During the Employment Period and for eighteen months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.

8. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b) The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of twelve months following the termination of the Employment Period, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of the Company at the time of the termination for any Person (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or otherwise competes with the Company, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.

(c) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.

10. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Facsimile. 216-910-3650

Attn: General Counsel

with a copy to:

Robert J. Raymond

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

If to the Parent:

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

with a copy to:

Robert J. Raymond

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

If to the Executive:

John J. Wasz

15201 Beckley Crossing Drive

Louisville KY 40245

or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any Options and Shares shall be governed by the relevant Equity Agreements). The Executive’s employment with the Company for purposes of this Agreement shall include the Executive’s employment by any direct or indirect subsidiary of the Parent or the Company.

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that, the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(k) Notwithstanding anything to the contrary herein, in the event any payment hereunder would result in the imposition of an excise tax pursuant to Section 409A of the Code or the regulations thereunder, as amended (the “409A Excise Tax”), the Executive agrees that such payment shall be postponed to the date that is the earliest date upon which such payment would no longer result in the imposition of a 409A Excise Tax.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ John Wasz
Name:	John Wasz

ALERIS INTERNATIONAL, INC.

/s/ Steven J. Demetriou
Name:	Steven J. Demetriou
Title:	Chairman and Chief Executive Officer

AURORA ACQUISITION HOLDINGS, INC.

/s/ Steven J. Demetriou
Name:	Steven J. Demetriou
Title:	Chairman and Chief Executive Officer